大信梁學濂(香港)會計師事務所

PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and inclusion in this Registration Statement of Wonder Auto Technology, Inc. in this Registration Statement on Form 10K of our report dated February 15, 2008, with respect to the Consolidated Balance Sheets of Wonder Auto Technology, Inc. of December 31, 2007 and 2006, and the related Consolidated Statements of Income and Comprehensive Income, Cash Flows and Stockholders' Equity for each of the three years in the period ended December 31, 2007.

PKF
Certified Public Accountants
Hong Kong, China

February 19, 2008

Tel 852 2806 3822 I Fax 852 2806 3712
E-mail info@pkf-hk.com I www.pkf-hk.com
PKF I 26/F, Citicorp Centre I 18 Whitfield Road I Causeway Bay I Hong Kong
香港銅鑼灣威非路道十八號萬國寶通中心廿六樓

梁學濂會計師事務所